EXHIBIT 99(a)

News Release
Integra Bank Corporation Comments on Fourth Quarter 2010 Call Report

EVANSVILLE, INDIANA – January 31, 2011 – Integra Bank Corporation (Nasdaq Capital Market: IBNK), the parent company of Integra Bank N.A. (“Integra Bank”), commented today on the financial results for the fourth quarter of 2010 reflected in Integra Bank's Call Report that was filed with the FDIC on January 30, 2011.  The fourth quarter 2010 financial results for the parent company have not yet been finalized.  Accordingly, the discussion below relates solely to the preliminary results of Integra Bank, as reflected in its call report.  Final 2010 results for the Company are anticipated to be reported on or before March 31, when it will issue its Annual Report on Form 10-K for the year ended December 31, 2010.

Integra Bank reported a net loss for the fourth quarter of 2010 of $35.4 million.  Key elements of the quarter’s loss are as follows:

•
Net interest income declined $2.2 million from the third quarter of 2010 to $10.1 million, primarily due to a lower volume of earning assets and lower earning asset yields resulting from three multi-branch and loan sale transactions closed in the third quarter.

•	The provision for loan losses increased $5.1 million to $31.4 million, while net charge-offs increased $4.7 million to $31.6 million.

•
Non-interest income declined $19.4 million from the third quarter of 2010 to $7.9 million and included $2.5 million of securities gains from sales, primarily because the third quarter of 2010 included $20.7 million of deposit premiums and loan sale gains resulting from the branch and loan sales.

•
Non-interest expense decreased $5.1 million from the third quarter of 2010 to $23.5 million in part due to lower branch related expenses following the third quarter branch and loan sales.  Loan expenses increased $1.7 million to $2.4 million, while real estate owned expenses declined $2.4 million to $2.7 million.  Non-interest expense for the third quarter also included $2.1 million of legal and investment banking fees related to the loan and branch sale transactions.

“Our core community banking business continued to perform well, however, the persistent weakness in commercial real estate markets continues to put intense pressure on our recovery and has resulted in our current quarterly loss,” stated Mike Alley, Chairman and CEO.  “Our credit teams have made tremendous progress in reducing our exposure to this industry segment but the prolonged weakness in the economy and continued deterioration in real estate values have resulted in greater charge-offs and increased reserves,” added Alley.

“We as a new management team, have been transparent about our situation and are working very hard to address our problems”, Alley added.  “The most important thing, and it is our first priority every day, is serving the more than 130,000 businesses and individuals who rely on Integra Bank for their banking needs.  Our community banking operation remains sound and profitable.  As we serve our customers, we are also continuing our efforts to strengthen our capital levels and comply with the OCC’s Capital Directive,” Alley concluded.

Non-performing loans declined $19.5 million to $193.1 million, the lowest level reported since the third quarter of 2009.  Other real estate owned increased $14.4 million to $49.2 million, resulting in a net decline in non-performing assets of $4.9 million, or 2.0%.  The allowance for loan losses at December 31, 2010 was $95.1 million, or 7.03% of total loans, compared to $95.5 million or 6.56% of total loans at September 30, 2010.  The allowance for loan losses, as a percentage of non-performing loans, increased to 49.2%, up from 44.9% at September 30, 2010.

Integra Bank’s concentration in commercial real estate loans, including construction and land development loans, declined $80.4 million or 9.7% from the prior quarter end.  Total commercial real estate loan balances totaled $750.4 million at December 31, 2010, a decline of $413.6 million, or 35.5% from $1.164 billion at December 31, 2009.

Integra Bank’s total risk-based capital ratio declined 168 basis points to 7.66% from September 30, 2010, its tier 1 risk-based capital ratio decreased 168 basis points to 6.34% and its tier 1 leverage ratio decreased 77 basis points to 3.54%.  The decline in these ratios during the quarter means that Integra Bank no longer meets the minimum capital levels to be considered adequately capitalized.

As previously announced, Integra Bank is not currently in compliance with a Capital Directive issued by the Office of the Comptroller of the Currency ("OCC”).  The Directive required Integra Bank to submit a capital plan to achieve these capital levels; the OCC has since advised Integra Bank that its plan was not accepted.  As a result, additional actions by the OCC are expected.

The 2010 loss and resulting decline in capital levels included in the Bank Call Report will be reflected in the Company’s consolidated financial statements for 2010.  The Company’s auditors have advised management that unless the Company is able to obtain firm commitments for a substantial capital infusion before the release date of their report on the Company’s 2010 consolidated financial statements, that report will indicate that there is substantial doubt concerning the Company’s ability to continue as a going concern.

The Bank currently has $117.0 million of deposits from public fund entities based in the State of Indiana, consisting of $81.6 million of transaction account and $35.4 million of time deposit balances.  As previously disclosed, the Bank is participating in the collateralization program prescribed by the Indiana Board of Depositories, Public Deposit Insurance Fund (PDIF) and has pledged to the PDIF marketable securities with a market value in excess of public fund deposits not covered by FDIC insurance.  Accordingly, 100% of the Indiana public funds held at the Bank continue to be insured by either FDIC deposit insurance or by the PDIF with their coverage being fully collateralized by marketable securities pledged by the Bank.  As the Bank is no longer adequately capitalized, it expects notification that it will no longer be eligible to accept new Indiana public fund deposits.  Existing time accounts may be held to maturity, while transaction accounts will be transitioned to other eligible financial institutions.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of December 31, 2010, Integra Bank has $2.4 billion in total assets.  Integra Bank currently operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky, and Illinois.  Integra Bank Corporation's common stock is listed on the Nasdaq Capital Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "expect," "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:  (1) the results of examinations of us by regulatory authorities, including the possibility that any such regulatory authorities may, among other things, institute additional formal or informal enforcement actions against Integra Bank which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (2) our non-compliance with the Capital Directive; (3) our ability to improve the quality of our assets and maintain an adequate allowance for loan losses; (4) the adverse impact that Integra Bank’s capital ratios may have on the availability of funding sources; (5) the risks presented by continued unfavorable economic conditions in our market area, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates; (6) changes in the interest rate environment that further reduce our net interest margin and negatively affect funding sources; (7) the lack of availability of capital or liquidity, which could impact our ability to continue as a going concern and could result in the FDIC being appointed receiver of Integra Bank; (8) the impact of our suspension of dividends on our outstanding preferred stock and deferral of payments on our subordinated debentures relating to our outstanding trust preferred securities; (9) our ability to regain compliance with the minimum bid requirement necessary to retain the listing of our common stock on the Nasdaq Stock Market; (10) competitive pressures among depository institutions; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the financial institution regulatory agencies or the Financial Accounting Standards Board; (13) legislative or regulatory changes or actions, including financial reform legislation, or significant litigation that adversely affects us or our business; (14) changes to the regulatory capital treatment of our outstanding trust preferred securities; (15) future legislative or regulatory changes in the United States Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program; (16) our ability to attract and retain key personnel; (17) our ability to secure confidential information through our computer systems and telecommunications network; and; (18) other factors we describe in the periodic reports and other documents we file with the SEC.  We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Mike Alley, Chairman and CEO - 812-461-5795
Mike Carroll, Chief Financial Officer - 812-464-9673
Gretchen Dunn, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the "Investor Relations" section under "Corporate Information". We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors in Integra Bank Corporation should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.